Exhibit 99.1
Whiting USA Trust I
Whiting USA Trust I Announces Trust Quarterly Distribution
WHITING USA TRUST I
The Bank of New York Mellon Trust Company, N.A., Trustee
NEWS
RELEASE
FOR IMMEDIATE RELEASE
Austin, Texas, February 11, 2009 – Whiting USA Trust I (NYSE Symbol – WHX) announced the Trust distribution of Net Profits for the fourth quarterly Payment Period.
Unitholders of record on February 19, 2009 will receive a distribution amounting to $10,915,263 or $0.787316 per unit payable February 27, 2009.
Volumes, Price and Net Profits for the Payment Period were:

Sales Volumes:
Oil (Bbls)	215,417
Natural Gas (Mcf)	943,201

Total (BOE)	372,617

Average Sales Prices:
Oil (per Bbl)	$54.08
Natural Gas (per Mcf)	$5.76
Gross Proceeds:
Oil Sales	$11,650,041
Natural Gas Sales	$5,436,645

Total Gross Proceeds	$17,086,686
Costs:
Lease Operating Expense	$7,461,774
Production Taxes	$1,133,723
Realized gains on hedge settlements	($3,895,132)

Total Costs	$4,700,365
Net Profits	$12,386,321
Percentage allocable to Trust’s	90%
Net Profits Interest
Total cash available for the Trust	$11,147,689
Provision for estimated Trust expenses	$175,000
Montana state income tax withheld	$57,426
Net cash proceeds available for distribution	$10,915,263
Trust units outstanding	13,863,889
Cash distribution per Trust unit	$0.787316
This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact. No assurances can be given that such statements will prove to be correct. The announced distributable amount is based, in part, on the amount of cash received or expected to be received by the Trustee from Whiting Petroleum Corporation pursuant to the net profits interest with respect to the relevant quarterly period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust, fluctuations in oil and natural gas prices, uncertainty of estimates of oil and natural gas reserves and production, risks inherent in operation and production of oil and gas properties and future production costs. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trust does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust I
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599
919 Congress Avenue, Austin, TX 78701
www.businesswire.com/cnn/whx.htm

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